                                                 EXHIBIT D-4





                                   July 31, 1997

VIA OVERNIGHT MAIL
Daniel P. Gahagan, Esq.
Executive Secretary
Public Service Commission of Maryland
William Donald Schaefer Tower
6 St. Paul Street
Baltimore, MD 21202-6806

       Re: Application of Allegheny Power System, Inc.
         Regarding the Issuance of Additional Shares
                     of its Common Stock

Dear Mr. Gahagan:

     I enclose herewith for filing with the Public Service Commission of Maryland the original and fourteen copies of the Petition of Allegheny Power System, Inc. (APS) regarding the issuance of not more than 90,557,682 additional shares of its common stock.

     I have enclosed one extra copy of the cover letter, the Petition, and the testimony which I would appreciate your stamping as Afiled@ and returning to me in the self-addressed stamped envelope provided.

     These materials are set forth in electronic format on the enclosed disk. Exhibits MPM-1 and MPM-2 are not available electronically.

     Thank you for your cooperation in this matter.

                                   Very truly yours,

                                   /s/ Kathy L. Mitchell

                                   Kathy L. Mitchell
                                   Philip J. Bray
                                    Attorneys for APS, Inc.


cc:  Michael J. Travieso, People's Counsel

                         BEFORE THE
                  PUBLIC SERVICE COMMISSION
                         OF MARYLAND


In the matter of the application of          *
Allegheny Power System, Inc.                 *
regarding the issuance of additional         *    Case No. ________
shares    of its common stock                *


                          PETITION

     The Petition of Allegheny Power System, Inc. (APS)

respectfully shows:

     1.   APS is a Maryland corporation and a registered

public utility holding company subject to the Federal Public

Utility Holding Company Act of 1935 (15 USCS '79 et seq.)

(the "Act").  APS has no employees, owns no public utility

property and serves no customers in Maryland or elsewhere.

As permitted by the Act, APS owns all of the common stock of three public utility companies, one of which, The Potomac

Edison Company (PE), is a public service company  in

Maryland.  APS also owns an unregulated subsidiary, AYP

Capital, Inc., which itself has unregulated subsidiaries.

     2.   APS hereby requests that the Commission approve

the  issuance of not more than 90,557,682 additional  shares of its authorized and unissued common stock, par value $1.25 per share (the "Additional Common Stock"). The Additional

Common Stock to be issued will be used by APS to acquire the outstanding shares of DQE, Inc. (DQE) common stock at a

ratio of 1.12 APS shares to one share of DQE pursuant to an

Agreement and Plan of Merger dated as of April 5, 1997 among

DQE, Inc., Allegheny Power System, Inc. and AYP Sub, Inc., a

Pennsylvania corporation to be formed (the "Merger").



     3.   DQE  is a Pennsylvania corporation and an exempt

electric utility holding company headquartered in

Pittsburgh, Pennsylvania. DQE owns Duquesne Light Company, a

Pennsylvania public utility which serves about 600,000

customers in an 800 square-mile service area in southwestern Pennsylvania including the city of Pittsburgh. DQE is not qualified to do business in Maryland and neither owns nor

controls any public utility property in Maryland.   DQE also

owns unregulated subsidiaries.

     4.   The Merger will not affect the ownership of nor

the control over any public utility franchises in Maryland.

     5.   APS files herewith, marked Exhibit A, a Statement

of Financial Condition of APS as of June 30, 1997.

     7.   No franchise or right of APS is capitalized,

directly or indirectly, except as authorized by Public

Service Commission Law, nor does APS have any franchises in

Maryland.

     Wherefore, for the reasons set forth herein, APS

requests that the Commission:

     1)   Approve the issuance by APS of up to 90,557,682

additional shares of its common stock; and



     2)   Grant such other approvals in this matter as may

be appropriate.


                              Respectfully submitted,
                              Allegheny Power System, Inc.



                         By:  /s/  Michael P. Morrell
                                   Michael P. Morrell
                                   Senior Vice President
                                   and Chief Financial
                                   Officer

/s/ Philip J. Bray
    Philip J. Bray
    Attorney at Law
    The Potomac Edison Company Building
    10435 Downsville Pike
    Hagerstown, Maryland 21740-1766
    (301) 790-6283

Dated:  August 1, 1997

                          AFFIDAVIT

State of Maryland
                         ss
County of Washington


     I HEREBY CERTIFY that on July 31, 1997, before me, the subscriber, a Notary Public of the State of Maryland, in and for the County of Washington, aforesaid, personally appeared Michael P. Morrell, Senior Vice President and Chief Financial Officer of Allegheny Power System, Inc. and made oath in due form of law that the matters and facts set forth in the foregoing Petition are true to the best of his knowledge, information and belief.


     Witness my hand and notarial seal, the day and year last above written.


                          /s/ Catherine A. Wallace

                    AFFIDAVIT OF DIRECTOR

State of Maryland
                         ss
County of Washington


     I hereby certify that on July 30, 1997, before me, a Notary Public of the State of Maryland, in and for the County of Washington, aforesaid, personally appeared the undersigned director of Allegheny Power System, Inc. and made oath in due form of law that it is the intention of Allegheny Power System, Inc. in good faith to use the proceeds of the additional common stock proposed to be issued in the Petition to which this Affidavit is appended, for the purposes set forth in said Petition.

     Witness my hand and notarial seal, the day and year last above written.


                     /s/ Catherine A. Wallace


My  commission expires on 8/6/2000


                    /s/  Alan J. Noia
                         Alan J. Noia
                         Chairman,Allegheny Power System, Inc.




                    AFFIDAVIT OF DIRECTOR

State of New York
                                   ss
County of  New York


     I hereby certify that on July 30, 1997, before me, a Notary Public of the State of New York, in and for the County of New York, aforesaid, personally appeared the undersigned director of Allegheny Power System, Inc. and made oath in due form of law that it is the intention of Allegheny Power System, Inc. in good faith to use the proceeds of the additional common stock proposed to be issued in the Petition to which this Affidavit is appended, for the purposes set forth in said Petition.

     Witness my hand and notarial seal, the day and year last above written.

                          /s/ Linda A. Ziering


     My  commission expires on 4/4/98


                /s/ Peter L. Shea
                    Peter L. Shea
                    Director, Allegheny Power System, Inc.

                    AFFIDAVIT OF DIRECTOR

State of New York
                                   ss
County of  Westchester


     I hereby certify that on July 30, 1997, before me, a Notary Public of the State of New York, in and for the County of Westchester, aforesaid, personally appeared the undersigned director of Allegheny Power System, Inc. and made oath in due form of law that it is the intention of Allegheny Power System, Inc. in good faith to use the proceeds of the additional common stock proposed to be issued in the Petition to which this Affidavit is appended, for the purposes set forth in said Petition.

     Witness my hand and notarial seal, the day and year last above written.


                          /s/ Thomas M. Leslie


     My  commission expires on 9/30/99


                    /s/ Steven H. Rice

                    Director, Allegheny Power System, Inc.

                                                                EXHIBIT A
                 ALLEGHENY POWER SYSTEM, INC.

       STATEMENT OF FINANCIAL CONDITION - JUNE 30, 1997


1. Amount and classes of stock authorized.

      260,000,000 shares of Common Stock - $1.25 par value.

2. Amount and classes of stock issued.

      122,416,636 shares of Common Stock.

3. Terms of preference of all Preferred Stock.

      No Preferred Stock.

4. Brief description of each mortgage upon any property of the corporation, giving date of execution, name of trustee, amount of indebtedness actually secured, and brief description of the mortgaged property or collateral.

      None.

5. Number and amount of bonds authorized and issued under each mortgage, describing each class separately, giving date of issue, par value, rate of interest, date of maturity, and how secured.

      None.

6. Other indebtedness of all kinds, giving same by classes and describing security, if any.

      Unsecured short-term debt:

      Commercial paper      81,034,565

7. Amount of interest paid during previous 12 months ended
   June 30, 1997, upon each species of indebtedness and rate thereof, and if different rates were paid, amount paid at each rate.

      See Schedule 1 attached.

8. Amount of dividends paid upon each class of stock during 12 months ended June 30, 1997.

       Amount                   Rate Per Share           Stock

   $208,109,316                     $1.71                Common

9. Detailed statement of earnings and expenditures for 12 months ended June 30, 1997 and balance sheet showing condition at that date.

      See Schedule 2 attached.

                                                      Schedule 1


12 Months Ended June 30, 1997


               Commercial Paper
Interest                              Interest
  Rate                                  Paid

 5.300%                            $      323.89
 5.325%                                 5,325.00
 5.330%                               440,935.39
 5.340%                               558,920.01
 5.350%                               403,735.52
 5.360%                               587,590.00
 5.375%                                 2,127.60
 5.380%                               561,096.63
 5.390%                                46,211.76
 5.400%                               168,435.00
 5.420%                                 2,559.44
 5.425%                               423,489.06
 5.430%                                 1,387.67
 5.440%                                78,577.78
 5.450%                                73,450.10
 5.460%                               274,183.00
 5.480%                               378,120.00
 5.500%                                 5,710.83
 5.520%                                 7,022.67
 5.550%                                14,029.17
 5.590%                                14,813.50
 5.620%                                 2,497.78
 5.640%                                20,210.00
 5.660%                                 1,084.83
 5.670%                                 9,103.50
 5.685%                               397,950.00
 5.700%                               231,974.17
 5.900%                                   290.90
 6.250%                                26,736.11
 6.400%                                   622.22
 6.950%                                   965.28
                                   _____________
                                   $4,739,478.81

                         Schedule 2



                 ALLEGHENY POWER SYSTEM, INC.

  STATEMENT OF INCOME FOR THE 12 MONTHS ENDED JUNE 30, 1997



                                                                (Thousands)
Income

Dividends on common stock of subsidiaries                         $219,734

Equity in undistributed earnings of subsidiaries                    21,229

Interest from subsidiary companies                                     129

Income from Ohio Valley Electric Corporation investment                186

Other income (deductions)                                             (537)
                                                                  ________
        Total Income                                               240,741


Expenses, Taxes, and Income Deductions

Administrative and fiscal expenses and other charges                 1,857

Interest on shot-term debt                                           4,739

Other interest expense                                                  28

        Total Expenses and Income Deductions                         6,624
                                                                  ________

        Net Income                                                $234,117

                 ALLEGHENY POWER SYSTEM, INC.

                BALANCE SHEET - JUNE 30, 1997



                                                              (Thousands)

ASSETS:

  Investments:
    Subsidiaries consolidated:
      Common stocks, at equity                                 $2,205,937
      Excess of cost over book equity at acquisition               15,077
    Ohio Valley Electric Corporation - common stock,
      at cost which approximates equity                             1,250
    Benefit plans' investments                                     65,752

                                                                2,288,016
                                                                _________
  Current assets:
    Cash and temporary cash investments                             4,793
    Notes receivable due within one year                            2,488
    Accounts receivable - affiliates                                6,338
    Other                                                              93
                                                                _________
                                                                    3,712

        Total Assets                                           $2,301,728


CAPITALIZATION AND LIABILITIES:

  Capitalization:
    Common stock - $1.25 par value per share, authorized
      260,000,000 shares, outstanding 122,416,636 shares       $  153,021
    Other paid-in capital                                       1,043,513
    Retained earnings                                           1,013,041
                                                                _________
                                                                2,209,575

  Current Liabilities:
    Short-term debt                                                81,035
    Accounts payable                                               10,195
    Other                                                             708
                                                                _________
                                                                   91,938

  Deferred credit                                                     215
                                                                _________

        Total Capitalization and Liabilities                   $2,301,728

                         BEFORE THE
                  PUBLIC SERVICE COMMISSION
                         OF MARYLAND

In the matter of the application of          *
Allegheny Power System, Inc.                 *    Case No. _________
regarding the issuance of                    *
additional shares of its common stock        *


                      DIRECT TESTIMONY
                             OF
                     MICHAEL P. MORRELL



                          On Behalf
                             of
                Allegheny Power System, Inc.


Dated: August 1, 1997

Q.   Please state your name and business address.



A.My name is Michael P. Morrell. I am Senior Vice President

  and Chief Financial Officer, Allegheny Power System, Inc.

  (APS) and Allegheny Power Service Company (APSC), 10435

  Downsville Pike, Hagerstown, Maryland 21740-1766. My

  educational background, work experience and duties are

  set forth at the end of my testimony.


                           OUTLINE


Q.Please outline the testimony you plan to present in this

  case.



A.I will describe APS and its plan to issue up to

  90,557,682 additional shares of its authorized and

  unissued common stock. I will explain how APS  proposes

  to use the additional shares and APS= current financial

  condition.

                           SUMMARY


Q.Please summarize your testimony.



A.APS is requesting that the Commission approve the

  issuance of up to 90,557,682 additional shares of its

  authorized and unissued common stock. At the current

  market price of about $29 per share, APS would be issuing

  stock with a total market value of about $2.6 billion.

  The shares to be issued will be used by APS to acquire

  all of the outstanding shares of DQE, Inc. (DQE) common

  stock at a ratio of 1.12 APS shares to 1 share of DQE.

  Additionally, subject to shareholder approval, APS will

  change its name to Allegheny Energy, Inc. whether or not

  the merger is completed.

                          EXHIBITS



Q.Do you have any exhibits to your testimony?



A.Yes. There are four exhibits to my testimony:



  Exhibit MPM-1 is a map showing the service areas of the

  public utility subsidiaries of Allegheny Energy after the

  merger;



  Exhibit MPM-2 is the Agreement and Plan of Merger Among

  DQE, Inc., Allegheny Power System, Inc. and AYP Sub, Inc.

  Dated as of April 5, 1997.



  MPM-3 is a statement of APS' financial condition as of

  June 30, 1997;



  MPM-4 is a summary of my educational and professional

  experience.


                         DISCUSSION


Background


Q.Please describe APS.



A.Incorporated in Maryland in 1925 with headquarters near

  Hagerstown,

  Maryland,<1> APS is a registered public utility

  holding company under the Federal Public Utility Holding

  Company Act of 1935.  It  derives most of its income from

  operations of its electric utility subsidiaries-

  Monongahela Power Company (Mon Power), The Potomac Edison

  Company (PE) and West Penn Power Company (West Penn).  In

  1996, the operations of the subsidiaries were combined to

  act as a unified company trading and doing business as

  Allegheny Power.



  Allegheny Power has about 4,980 employees and provides

  electric service to nearly 1.4 million customers in parts

  of Maryland, Ohio, Pennsylvania, Virginia and West

  Virginia-an area of about 29,100 square miles with a

  population of nearly 3 million. Of these totals

  approximately 200,000 customers (14%) and approximately

  .5 million people (14%) are located in Maryland and

  served by PE. Allegheny Power is a winter-peaking

  electric utility, with a significant load from its

  industrial customers.



  APS is linked to neighboring utilities through membership

  in the East Central Area Reliability Coordination

  Agreement (ECAR), one of ten regions under the North

  American Electric Reliability Council. APS is also

  responsible for overseeing and coordinating electrical

  system security in ECAR's eastern region.



  APS has a wholly-owned, non-utility subsidiary, AYP

  Capital, which is pursuing and developing unregulated

  opportunities related to its core utility business, as

  permitted by law.  Among other ventures, AYP Capital has

  formed 1) AYP Energy, Inc., an exempt wholesale

  generator, which owns and markets as a merchant plant its

  276 mw interest in the Fort Martin Unit No. 1 coal-fired

  facility in West

  _________________________

  <1> In 1996, APS relocated its headquarters from New York City to Hagerstown.

  Virginia; 2) Allegheny Communications Connect, Inc., an

  independent telecommunications company; and is forming

  3) Allegheny Energy Solutions, Inc., an unregulated retail subsidiary to provide electric energy and related services to retail customers as retail energy and service markets

  are opened to competition.



  On April 7, 1997, APS and DQE announced that they had

  signed an agreement to merge in a tax free, stock-for-

  stock transaction with a total market capitalization of

  approximately $10.6 billion.  APS is also seeking

  shareholder approval to change its name to Allegheny

  Energy, Inc.

Q.Please describe DQE.



A.DQE, an exempt electric utility holding company whose

  origin dates back to 1880, has subsidiaries engaged in

  the production, transmission and sale of electric energy.

  DQE employs 3,439 people. Duquesne Light Company, a

  Pennsylvania public utility and  wholly-owned subsidiary

  of DQE, serves about 600,000 customers in an 800 square-

  mile service area in southwestern Pennsylvania, including

  the city of Pittsburgh. Duquesne Light=s service area has

  a population of 1.5 million. Neither DQE nor Duquesne

  Light are qualified to do business in Maryland nor do

  they own or control any public utility facilities or

  franchises in Maryland.



  Duquesne Light Company, which is summer peaking,

  experiences its highest demand from commercial and

  residential customers. As a member of ECAR, Duquesne

  Light also follows ECAR's principles and procedures for

  ensuring electrical system reliability.



  DQE's market-driven subsidiaries include Duquesne

  Enterprises, which
  makes strategic investments beneficial

  to DQE's core energy business; Montauk, a financial

  services company, which makes long-term investments and

  provides financing to DQE's other market-driven

  businesses; DQE Energy Services, which provides energy

  solutions for customers in domestic and international

  markets; and DQE Energy Partners, which aligns DQE with

  strategic partners to capitalize on opportunities in the

  dynamic energy services industry.

The Merger

Q.Describe the merger in general.



A.On April 7, 1997 APS and DQE announced a definitive

  agreement to merge into a company that will be well

  prepared to offer consumers, over the long term, lower

  prices, a greater range of services and increased

  reliability of service as the electric industry reshapes

  itself into a more competitive mode. The merger will be a

  tax-free, stock-for-stock transaction in accordance with

  Sec. 368 of the Internal Revenue Code. DQE shareholders

  will receive 1.12 shares of APS common stock for each

  share of DQE common stock. The combined company will be

  headquartered near Hagerstown, Maryland.



  PE is not a party to the merger. APS will create AYP Sub,

  Inc., a Pennsylvania corporation which will then be

  merged with DQE, with DQE as the surviving corporation.

  DQE will then be a wholly owned subsidiary of APS.



  The combination of winter-peaking Allegheny Power, with a

  substantial industrial load and summer-peaking Duquesne

  Light, with a higher proportion of commercial and

  residential load, offers opportunities for more efficient

  use of generating resources. It is anticipated that these

  complimentary characteristics and efficiencies will be a significant factor in allowing the combined company to maintain low prices for customers, while allowing the

  company to effectively compete in the emerging market

  place.



Q.How will combined Allegheny Energy operate?



A.Allegheny Energy will operate as an integrated electric

  utility holding company system, subject to the Public

  Utility Holding Company Act of 1935. While Allegheny

  Energy will operate as an integrated utility, the

  regulated electric utility subsidiaries (Duquesne Light,

  Mon Power, PE and West Penn) will continue to exist as

  separate legal entities and will retain their separate

  service territories and regulated rate tariffs, under the

  jurisdiction of the appropriate state commission or FERC

  just as the APS subsidiaries currently operate. From the

  point of view of the Maryland Commission, Duquesne Light

  will be essentially the same type operation as West Penn

  and will continue to be regulated by the Pennsylvania

  Public Utility Commission. Allegheny Energy intends to

  build on the activities of the unregulated subsidiaries

  of APS and DQE to expand offerings of competitively

  priced products and services. The merger is expected,

  over the long term, to result in rates for the four

  regulated subsidiaries that would be lower than they

  would have been on a stand alone basis.



  Allegheny Energy will continue a strong commitment to the

  utility customers served by the public utility

  subsidiaries of APS and DQE. Allegheny Energy will

  maintain its significant presence in the existing service

  territories, with major subsidiary operations near

  Hagerstown, Maryland; in Fairmont, West Virginia; in

  Greensburg, Pennsylvania; and in Pittsburgh,

  Pennsylvania. Allegheny Energy  will
  also maintain its corporate headquarters near Hagerstown.



Q.What will the service area of Allegheny Energy look like?



A.Attached to my testimony marked as Exhibit MPM-1 is a map

  showing the service territories of the Allegheny Energy

  regulated utility companies together with a synopsis of

  operating statistics for Allegheny Power, DQE and the

  combined company.



The Merger Process



Q.Describe the process for merging the two companies.



A.I have attached a copy of the Agreement and Plan of

  Merger Among DQE, Inc., Allegheny Power System, Inc. and

  AYP Sub, Inc. dated as of April 5, 1997 (Merger

  Agreement) as Exhibit MPM-2 to my testimony.  The Merger

  Agreement should be referenced to provide specific

  details with respect to the merger process. PE is not

  involved in the merger process.





  In general, the following procedure will be used to merge

  APS and DQE. A new company, AYP Sub, Inc.,  will be

  formed as a Pennsylvania corporation and a wholly-owned

  subsidiary of APS. AYP Sub, Inc. will then be merged with

  and into DQE and the separate corporate existence of AYP

  Sub, Inc.  will cease. DQE will be the surviving

  corporation and will become a wholly-owned subsidiary of

  APS. It will continue to be governed by the laws of

  Pennsylvania and its regulated subsidiary, Duquesne

  Light, will continue to be regulated by the Pennsylvania

  Public Utility Commission. Upon the merger becoming

  effective, each share of DQE common stock issued and

  outstanding immediately prior to such time, will be

  converted into the right to receive and become

  exchangeable for 1.12 shares of APS common stock. No

  fractional shares of APS common stock will be issued in

  the merger. Instead, the Merger Agreement provides that

  each holder of DQE common stock who would otherwise have

  been entitled to receive a fractional share of APS common

  stock will be entitled to receive, in lieu thereof, cash

  representing such holder=s proportional interest in a

  share of APS common stock. Upon consummation of the

  merger, holders of DQE common stock immediately prior to

  the merger will own approximately 42% of the outstanding

  shares of APS common stock after the merger. Therefore,

  there is no change of control for APS or PE.

  Additionally, PE is not a party to the merger. The

  transaction is intended to qualify as a "pooling of

  interests" for accounting purposes and as a

  reorganization within the meaning of Sec. 368(a) of the

  Internal Revenue Code of 1986, as amended, for federal

  income tax purposes.



Q.How was the exchange ratio of 1.12 shares of APS common

  stock for each share of DQE stock determined?



A.The exchange ratio was a matter of negotiation between

  APS and DQE. Both parties hired financial consultants

  (Merrill Lynch & Co. for APS and Credit Suisse-First

  Boston Corporation for DQE) to advise them concerning the

  appropriate exchange ratio. Each financial consultant,

  after becoming thoroughly acquainted with both companies,

  conducted a number of analyses to determine the

  appropriate exchange rate. At the conclusion of their

  investigation, each consultant issued an opinion to the

  effect that as of April 4, 1997, the exchange ratio of

  1.12 shares of APS common stock for each share of DQE

  common stock was
  fair to the holders of both companies from a financial point of view.





Q.Has the merger been approved by the stockholders of APS

  and DQE?



  A.A special meeting of the stockholders of APS to

  consider and vote upon 1) the approval of the issuance of

  shares of common stock to be exchanged for DQE stock; and

  2) the approval of an amendment to the charter of APS to

  change the name of APS to Allegheny Energy Inc. will be

  held on August 7, 1997 in Hagerstown, Maryland. The

  merger proposal will also be considered at the annual

  meeting of DQE to be held on August 7, 1997 in

  Pittsburgh. The affirmative vote of a majority of the

  votes cast at the APS special meeting is necessary for

  the approval of the issuance of the additional shares of

  common stock and the affirmative vote of a majority of

  the total number of shares of APS common stock

  outstanding is necessary for the adoption of the charter

  amendment to change the corporate name. The affirmative

  vote of a majority of the votes cast at the DQE meeting

  is necessary for the adoption of the Merger Agreement and

  approval of the transactions contemplated therein.



Q.How will the merger benefit Maryland customers?

A.Since PE is not involved in this merger, and there will

  be no change of control of PE, there will be no direct

  effect on Maryland customers.  However, Maryland

  customers will indirectly benefit by PE sharing some of

  the synergy savings. These issues would be addressed in a

  separate PE rate filing at an appropriate time. Further,

  the merger of APS and DQE will create a company that will

  be well prepared to offer customers lower rates, a

  greater range of services and increased reliability as

  the electric utility industry evolves to a more competitive future. The efficiencies produced will be a significant factor to allow the merged company to

  maintain low prices for customers while preparing the

  company to be a strong competitor in the emerging

  marketplace. With the merger, Allegheny Energy will be

  the tenth largest utility in the country in terms of

  kilowatt hour sales. The larger company will have an

  expanded customer base from which to grow unregulated

  activities and a stronger financial and operational

  position from which to compete for new business. The

  combination of Allegheny Power=s winter-peaking-low-cost-

  efficient operations and suburban and rural customer base

  will complement Duquesne Light=s summer-peaking

  operations and urban customer base. The result should be

  an improvement in APS= already enviable operating

  efficiencies.



  A larger, more efficient, more reliable and more

  innovative corporation headquartered in western Maryland

  with a regulated public utility subsidiary serving

  customers in western Maryland should be a more valuable

  asset for the state. The merged company should have rates

  for the utility subsidiaries lower than if the existing

  Allegheny Power companies were operated on a stand alone

  basis. Considering all factors, the proposed APS/DQE

  merger should benefit Maryland and customers of PE in

  Maryland.



Issuance of Additional Shares of Common Stock



Q.Are you familiar with APS= request to issue additional

  shares of common stock?



A.Yes I am.

Q.Please describe generally APS' common stock.



A.The authorized common stock of APS currently consists of

  260 million authorized shares of $1.25 par value. As of

  June 1, 1997 there were 122,111,567 shares outstanding.

  That stock was held by 56,082 holders of record.



Q.How much additional common stock of APS is required to be

  issued to carry out the terms of the merger?



A.Under the Merger Agreement each share of DQE common

  stock, no par value, will be converted into 1.12 shares

  of APS common stock, $1.25 par value. To fulfill this

  requirement, APS has filed a Registration Statement

  pursuant to the Securities Act of 1933, covering a

  maximum number of shares of APS common stock estimated to

  be issuable upon consummation of the merger. APS has

  registered 90,557,682 shares of common stock under the

  Registration Statement. The additional common stock to be

  issued will be exchanged for DQE common stock at the rate

  of 1.12 shares of APS common stock for each share of DQE

  stock.



Q.Will there be a negotiated sale to underwriters or

  alternatively competitive bidding with respect to the

  issuance of this common stock?



A.No.  APS will issue the stock directly to an Exchange

  Agent who will then exchange the additional shares for

  the DQE shares.



Q.What is the financial condition of APS?



A.Exhibit MPM-3 is a statement of APS' financial condition

  setting
  forth the information included in the COMAR

  rules. The statement includes APS' income account for the

  12-month period ending June  30, 1997 and the balance

  sheet for the same date. There have been no material

  changes in the financial condition of APS since that date

  which are not the ordinary the course of usual business.



Q.Is any franchise or right of APS capitalized directly or

  indirectly, except as authorized by Maryland's Public

  Service Commission law?



A.No it is not. APS has no franchise rights and owns no

  public utility property.



                  Duties and Qualifications



Q.Will you briefly trace your educational and employment

  history.



A.I received a B.S. degree from the United States Naval

  Academy in 1971 and an M.B.A. from Fairleigh Dickinson

  University in 1980. I served in the United States Navy

  for five years, achieving the rank of Lieutenant. I was

  employed as an engineer for Burns and Roe, an architect

  engineering firm, in Oradell, New Jersey from 1976-1977,

  and in various positions at GPU, Inc. from 1977-1996,

  rising to the level of Vice President and Treasurer. I

  became Senior Vice President and Chief Financial Officer

  for APS in May, 1996. See Exhibit MPM-4 for a summary of

  my education and employment history.





Q.What are your duties as Senior Vice President and Chief

  Financial Officer of APS?

A.I am the chief financial officer of APS, Inc., and a

  member of the Boards of Directors of the Allegheny Power

  operating companies. I am responsible for all financing,

  treasury, accounting, rates, and financial planning

  functions. I also oversee all insurance and risk

  management matters and all system employee benefit plan

  investments.



Q.Does this complete your testimony?



A.Yes it does.

                                               Exhibit MPM-1



Previously filed on July 11, 1997, on Schedule 14A pursuant

to Rule 14a-6(b) of the Securities Exchange Act of 1934, as

amended.

                                               Exhibit MPM-2



Filed with Merger U-1, Exh. B-1.

                                               EXHIBIT MPM-3
                 ALLEGHENY POWER SYSTEM, INC.

       STATEMENT OF FINANCIAL CONDITION - JUNE 30, 1997


1. Amount and classes of stock authorized.

      260,000,000 shares of Common Stock - $1.25 par value.

2. Amount and classes of stock issued.

      122,416,636 shares of Common Stock.

3. Terms of preference of all Preferred Stock.

      No Preferred Stock.

4. Brief description of each mortgage upon any property of the corporation, giving date of execution, name of trustee, amount of indebtedness actually secured, and brief description of the mortgaged property or collateral.

      None.

5. Number and amount of bonds authorized and issued under each mortgage, describing each class separately, giving date of issue, par value, rate of interest, date of maturity, and how secured.

      None.

6. Other indebtedness of all kinds, giving same by classes and describing security, if any.

      Unsecured short-term debt:

      Commercial paper      81,034,565

7. Amount of interest paid during previous 12 months ended
   June 30, 1997, upon each species of indebtedness and rate thereof, and if different rates were paid, amount paid at each rate.

      See Schedule 1 attached.

8. Amount of dividends paid upon each class of stock during 12 months ended June 30, 1997.

       Amount                   Rate Per Share             Stock

   $208,109,316                     $1.71                  Common

9. Detailed statement of earnings and expenditures for 12 months ended June 30, 1997 and balance sheet showing condition at that date.

      See Schedule 2 attached.

                                                               Schedule 1


12 Months Ended June 30, 1997


        Commercial Paper
Interest                               Interest
  Rate                                   Paid

 5.300%                            $      323.89
 5.325%                                 5,325.00
 5.330%                               440,935.39
 5.340%                               558,920.01
 5.350%                               403,735.52
 5.360%                               587,590.00
 5.375%                                 2,127.60
 5.380%                               561,096.63
 5.390%                                46,211.76
 5.400%                               168,435.00
 5.420%                                 2,559.44
 5.425%                               423,489.06
 5.430%                                 1,387.67
 5.440%                                78,577.78
 5.450%                                73,450.10
 5.460%                               274,183.00
 5.480%                               378,120.00
 5.500%                                 5,710.83
 5.520%                                 7,022.67
 5.550%                                14,029.17
 5.590%                                14,813.50
 5.620%                                 2,497.78
 5.640%                                20,210.00
 5.660%                                 1,084.83
 5.670%                                 9,103.50
 5.685%                               397,950.00
 5.700%                               231,974.17
 5.900%                                   290.90
 6.250%                                26,736.11
 6.400%                                   622.22
 6.950%                                   965.28

                                   $4,739,478.81

                         Schedule 2



                 ALLEGHENY POWER SYSTEM, INC.

  STATEMENT OF INCOME FOR THE 12 MONTHS ENDED JUNE 30, 1997



                                                              (Thousands)
Income

Dividends on common stock of subsidiaries                       $219,734

Equity in undistributed earnings of subsidiaries                  21,229

Interest from subsidiary companies                                   129

Income from Ohio Valley Electric Corporation investment              186

Other income (deductions)                                           (537)
                                                                ________
        Total Income                                             240,741


Expenses, Taxes, and Income Deductions

Administrative and fiscal expenses and other charges               1,857

Interest on shot-term debt                                         4,739

Other interest expense                                                28
                                                                 _______
        Total Expenses and Income Deductions                       6,624
                                                                 _______

        Net Income                                               234,117

                 ALLEGHENY POWER SYSTEM, INC.

                BALANCE SHEET - JUNE 30, 1997



                                                              (Thousands)

ASSETS:

  Investments:
    Subsidiaries consolidated:
      Common stocks, at equity                                 $2,205,937
      Excess of cost over book equity at acquisition               15,077
    Ohio Valley Electric Corporation - common stock,
      at cost which approximates equity                             1,250
    Benefit plans' investments                                     65,752
                                                                _________
                                                                2,288,016

  Current assets:
    Cash and temporary cash investments                             4,793
    Notes receivable due within one year                            2,488
    Accounts receivable - affiliates                                6,338
    Other                                                              93
                                                                _________
                                                                   13,712
                                                                _________
        Total Asset                                            $2,301,728


CAPITALIZATION AND LIABILITIES:

  Capitalization:
    Common stock - $1.25 par value per share, authorized
      260,000,000 shares, outstanding 122,416,636 shares       $  153,021
    Other paid-in capital                                       1,043,513
    Retained earnings                                           1,013,041
                                                                _________
                                                                2,209,575
                                                                _________
  Current Liabilities:
    Short-term debt                                                81,035
    Accounts payable                                               10,195
    Other                                                             708
                                                                _________
                                                                   91,938

  Deferred credit                                                     215
                                                                _________

        Total Capitalization and Liabilities                   $2,301,728

                         M. P. Morrell
                      Biographical Summary


1996  -  Present:    Allegheny Power System, Inc.  -  Hagerstown, Maryland

       1996  - Present:  Senior Vice President and Chief Financial Officer

1977 - 1996:      GPU, Inc. - Parsippany, New Jersey

     - 1993 - 1996:    Jersey Central Power and Light Company
            - 1994 - 1996: Vice President - Regulatory and Public Affairs
            - 1993 - 1994: Vice President -  Materials, Services and
                                                Regulatory Affairs
            - 1993 - 1996: Member of Board of Directors


     - 1977 - 1993:    GPU, Inc. and GPU Service Corporation
            -  1986  -  1993:  Vice  President  and Treasurer, and Treasurer of
                               all GPU Subsidiaries from 1989 - 1993
            -  1984  -  1986: Assistant Treasurer
            -  1981  -  1984: Manager of Treasury Operations
            -  1980  -  1981: Financial Projects Manager
            -  1979  -  1980: Special (generation) Projects Manager
             - 1977  -  1979: Power Plant Systems Engineer


1976 - 1977:       Burns & Roe, Inc. - Oradell, New Jersey

      -  1976 - 1977: Support Engineer/Cognizant Engineer - Clinch River Project

1971 - 1976:       United States Navy

     Nuclear submarine duty, with final rank of Lieutenant


Education and Other:

       M.B.A.,   Finance  and  Economics  -  Fairleigh  Dickinson University,
         Teaneck, NJ, 1980
       B.S., major in Oceanography - U.S. Naval Academy, Annapolis, MD, 1971 Naval nuclear power and submarine training - Mare Island, CA;
         Idaho Falls, ID; Groton,  CT,    1971-1972
       Licensed Professional Engineer - Pennsylvania
       Former member:
         - Board of Directors of Utilities Mutual Insurance Company, New
             York, NY
         - Board of Trustees and Chairman of Business and Education
             Together Foundation - Morristown, NJ
         - Board of Trustees and Secretary of The Visiting Nurse
             Association of Morris County -  Morristown, NJ